Exhibit 99(a)(5)(J)

English translation of the press release to be published in Les Echos on 16 September 2008
This press release does not constitute an offer to purchase securities. The tender offer described below may not be commenced in the United States or extended to U.S. persons in the absence of the filing of a Schedule TO by CITLOI S.A.S. and a Schedule 14D-9 by ILOG S.A. CITLOI S.A.S. and ILOG S.A. intend to make such filings in the United States at such time as the Autorité des marchés financiers has declared the tender offer open in France.

PUBLIC TENDER OFFER

for the

SHARES AND WARRANTS ISSUED BY

By

CITLOI

An indirect wholly-owned subsidiary of
PRESENTED BY

Presenting Bank and Guarantor	Presenting Bank

Terms of the offer :
10 euros per share with any dividend for the financial year ended 30 June 2008 attached
0.50 euro per 2003 warrant n°1
0.50 euro per 2003 warrant n°2
0.65 euro per 2004 warrant
0.50 euro per 2005 warrant
0.83 euro per 2006 warrant
1.93 euro per 2007 warrant
offer period: 25 stock exchange trading days

If the conditions of article L. 433-4 III of the French Monetary and Financial Code and articles 237-14 to 237-16 of the General Regulations of the French stock market authority (Autorité des marchés financiers) (the “AMF”) are satisfied at the close of the tender offer, CITLOI intends to request the AMF, within a period of three months of the closing of the offer, to implement a squeeze-out procedure against payment of compensation equal to the offer price for the security in question, being, as the case may be, 10 euros per share with coupon attached, 0.50 euro per 2003 warrant n°1, 0.50 euro per 2003 warrant n°2, 0.65 euro per 2004 warrant, 0.50 euro per 2005 warrant, 0.83 euro per 2006 warrant and 1.93 euro per 2007 warrant.

This press release is published by CITLOI pursuant to provisions of article 231-27 of the AMF General Regulations.

Pursuant to the provisions of article L. 621-8 of the French Monetary and Financial Code and to the provisions of article 231-23 of its General Regulations, the AMF has, in accordance with its clearance decision (décision de conformité) on the offer dated 12 September 2008, issued visa n° 08-186 dated 12 September 2008 on the CITLOI offer document.

English translation of press release - AMF clearance

The offer document is available on the website of the AMF (www.amf-france.org) and on the website of IBM (www.ibm.com) and may be obtained free of charge from:

NATIXIS 30, avenue Pierre Mendès France 75013 Paris - France	UBS Securities France S.A. 65, rue de Courcelles 75008 Paris - France

Forward-looking Statements

The French Offer and the U.S. Offer (the “Offers”) are not being made nor will any tender of shares or warrants be accepted from or on behalf of holders in any jurisdiction in which the making of the Offers or the acceptance of any tender of shares or warrants therein would not be made in compliance with the laws of such jurisdiction.

This press release contains forward-looking statements. These statements are not guarantees of future performance and are subject to inherent risks and uncertainties including with respect to the factors that may affect the completion of the acquisition. Forward-looking statements may be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may”, “will”, “expects”, “believes”, “anticipates”, “plans”, “intends”, “estimates”, “projects”, “forecasts”, “seeks”, “could”, “should”, or the negative of such terms, and other variations on such terms or comparable terminology.

Forward-looking statements include, but are not limited to, statements about the expected future business of ILOG S.A. resulting from and following the Offers and the successful completion of the transaction. These statements reflect IBM’s, CITLOI S.A.S.’s and ILOG S.A.’s managements’ current expectations, based upon information currently available to them and are subject to various assumptions, as well as risks and uncertainties that may be outside of their control. Actual results could differ materially from those expressed or implied in such forward-looking statements. Any such forward-looking statements speak only as of the date on which they are made and IBM, CITLOI S.A.S. and ILOG S.A. shall be under no obligation to (and expressly disclaims any such obligation to) update or alter such forward-looking statements whether as a result of a new information, future events or otherwise, except to the extent legally required.

Additional Information

The Offers, which have not yet commenced, will be made for the outstanding shares and warrants of ILOG S.A. This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares or warrants. The solicitation and the offer to buy the shares and warrants will be made only pursuant to an offer to purchase and related materials that IBM and its subsidiary, CITLOI S.A.S., have filed with the AMF (in particular the Note d’Information) and intend to file with the U.S. Securities and Exchange Commission (the “SEC”) (on Schedule TO). ILOG S.A. has also filed with the AMF a Note en Réponse with respect to the French Offer and intends to file with the SEC a solicitation/recommendation statement on Schedule 14D-9 with respect to the U.S. Offer.

ILOG shareholders and warrant holders and other investors should read carefully the Tender Offer Statement on Schedule TO to be filed and the Note d’Information filed by CITLOI S.A.S. and the Schedule 14D-9 to be filed and the Note en Réponse filed by ILOG S.A. because these documents will contain important information, including the terms and conditions of the tender offer. ILOG shareholders and warrant holders and other investors will be able to obtain copies of these tender offer materials and any other documents filed with the AMF from the AMF’s website (www.amf-france.org) or with the SEC from the SEC’s website (www.sec.gov), in both cases without charge. Such materials filed by IBM and CITLOI S.A.S., and ILOG S.A. will also be available for free at IBM’s web site (www.ibm.com), and at ILOG S.A.’s web site (www.ilog.com), respectively.

ILOG shareholders and warrant holders and other investors are urged to read carefully all tender offer materials prior to making any decisions with respect to the Offers.